As filed with the Securities and Exchange Commission on August 9, 2022

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

TELEPHONE AND DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-2669023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
30 North LaSalle Street, Suite 4000 Chicago, Illinois (Address of Principal Executive Offices)	60602 (Zip Code)

Telephone and Data Systems, Inc. Tax-Deferred Savings Plan (Full title of the plan)

LeRoy T. Carlson, Jr. President and Chief Executive Officer Telephone and Data Systems, Inc. 30 North LaSalle Street, Suite 4000 Chicago, Illinois 60602 (312) 630-1900	with a copy to: John P. Kelsh, Esq. Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 (312) 853-7000
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*
Item 2.    Registration Information and Employee Plan Annual Information.*
*Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”), and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents which have heretofore been filed by the Registrant, with the Securities and Exchange Commission (the “Commission”) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
1.The description of the Registrant’s Common Shares, par value $0.01 per share (“Common Shares”), contained in the Registrant’s Registration Statement on Form 8-A/A dated January 25, 2012, and any amendment or report filed with the Commission for the purpose of updating the description.
2.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, including the incorporated portions of the Registrant's Notice of Annual Meeting and Proxy Statement dated April 6, 2022.
3.The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2022 and June 30, 2022.
4.The Registrant’s Current Reports on Form 8-K filed with the Commission on January 5, 2022, February 1, 2022, March 21, 2022, April 15, 2022, and May 23, 2022, provided that any information in any Form 8-K that is not deemed to be “filed” pursuant to Item 2.02 or 7.01 shall not be incorporated by reference herein.

5.All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the 1934 Act since December 31, 2021.
6.Telephone and Data Systems, Inc. Tax-Deferred Savings Plan ("Plan") Annual Report on Form 11-K for the year ended December 31, 2021, filed with the Commission on June 28, 2022.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
None.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation contains a provision providing that no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

The Restated Certificate of Incorporation also provides that the Registrant shall indemnify directors and officers of the Registrant, its consolidated subsidiaries and certain other related entities generally in the same manner and to the fullest extent permitted by the Delaware General Corporation Law, as more specifically provided in the Restated Bylaws of the Registrant. The Restated Bylaws provide for indemnification and permit the advancement of expenses by the Registrant generally in the same manner and to the extent permitted by the Delaware General Corporation Law, subject to compliance with certain requirements and procedures specified in the Restated Bylaws. In general, the Restated Bylaws require that any person seeking indemnification must provide the Registrant with sufficient documentation as described in the Restated Bylaws and, if an undertaking to return advances is required, to deliver an undertaking in the form prescribed by the Registrant and provide security for such undertaking if considered necessary by the Registrant. In addition, the Restated Bylaws specify that, except to the extent required by law, the Registrant does not intend to provide indemnification to persons under certain circumstances, such as where the person was not acting in the interests of the Registrant or was otherwise involved in a crime or tort against the Registrant.

Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), and against expenses (including attorney’s fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.
The Delaware General Corporation Law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys’ fees) actually and reasonably incurred by such party in connection therewith.
The Delaware General Corporation Law also provides that expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.
The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under the Delaware General Corporation Law.
The Registrant has directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Registrant, against amounts which such persons must pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.
Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
No original issue shares of the Registrant’s Common Shares will be made available by the Registrant for acquisition by participants in the Plan. In accordance with Item 8(a) of Form S-8, therefore, no opinion as to the legality of the shares is included in this filing.

The Registrant undertakes that it has submitted the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue code of 1986, as amended.

The following documents are filed herewith or incorporated herein by reference.

Exhibit No.	Description

4.1
The Registrant’s Restated Certificate of Incorporation, as amended, is hereby incorporated herein by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A/A filed on January 25, 2012.

4.2
Certificate of Designations of TDS, including Form of Stock Certificate evidencing the 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock, filed on March 1, 2021 with the Secretary of the State of Delaware designating the preferences, limitations, voting powers and relative rights of the Series UU Preferred Stock is hereby incorporated herein by reference to Exhibit 4.1 to TDS' Current Report on Form 8-K dated March 1, 2021.

4.3
Certificate of Designations of TDS, including Form of Stock Certificate evidencing the 6.000% Series VV Cumulative Redeemable Perpetual Preferred Stock, filed on August 13, 2021 with the Secretary of the State of Delaware designating the preferences, limitations, voting powers and relative rights of the Series VV Preferred Stock is hereby incorporated herein by reference to Exhibit 4.1 to TDS' Current Report on Form 8-K dated August 13, 2021.

4.4	The Registrant’s Restated Bylaws, as amended, are hereby incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 23, 2019.

4.5	Telephone and Data Systems, Inc. Tax-Deferred Savings Plan, Amended and Restated as of January 1, 2014.

4.6	Amendment Number One to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated March 10, 2015.

4.7	Amendment Number Two to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated December 16, 2014.

4.8	Amendment Number Three to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated June 19, 2015.

4.9	Amendment Number Four to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated December 28, 2015.

4.10	Amendment Number Five to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated October 12, 2016.

4.11	Amendment Number Six to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated November 15, 2017.

4.12	Amendment to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated February 15, 2018.

4.13	Amendment Number Seven to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated March 30, 2018.

4.14	Amendment Number Eight to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated June 12, 2019.

4.15	Amendment Number Nine to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated July 23, 2019.

4.16	Amendment Number Ten to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated November 29, 2019.

4.17	Amendment Number Eleven to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated December 11, 2020.

4.18	Amendment Number Twelve to Telephone and Data Systems, Inc. Tax-Deferred Savings Plan dated February 16, 2022.

23.1	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP

23.2	Consent of Independent Registered Public Accounting Firm – BDO USA, LLP

23.3	Consent of Independent Registered Public Accounting Firm – RSM US LLP

24	Powers of Attorney (included on signature pages)

107	Filing Fee Table

Item 9.    Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the 1933 Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 9, 2022.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below constitutes and appoints LeRoy T. Carlson, Jr. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with, the appropriate applications, statements, consents and other documents as may be necessary or expedient to register securities of the Registrant for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on August 9, 2022.

/s/ LeRoy T. Carlson, Jr.	Director and President and Chief Executive Officer (principal executive officer)
LeRoy T. Carlson, Jr.

/s/ Walter C.D. Carlson	Director and Chairman of the Board
Walter C.D. Carlson

/s/ James W. Butman	Director
James W. Butman

/s/ Letitia G. Carlson, M.D.	Director
Letitia G. Carlson, M.D.

/s/ Prudence E. Carlson	Director
Prudence E. Carlson

/s/ Clarence A. Davis	Director
Clarence A. Davis

/s/ Kimberly D. Dixon	Director
Kimberly D. Dixon

/s/ George W. Off	Director
George W. Off

/s/ Christopher D. O'Leary	Director
Christopher D. O’Leary

/s/ Wade Oosterman	Director
Wade Oosterman

/s/ Laurent C. Therivel	Director
Laurent C. Therivel

/s/ Dirk S. Woessner	Director
Dirk S. Woessner

/s/ Vicki L. Villacrez	Executive Vice President and Chief Financial Officer (principal financial officer)
Vicki L. Villacrez

/s/ Anita J. Kroll	Vice President – Controller and Chief Accounting Officer (principal accounting officer)
Anita J. Kroll

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 9, 2022.

TELEPHONE AND DATA SYSTEMS, INC. TAX-DEFERRED SAVINGS PLAN

By:	/s/ Anita J. Kroll
Anita J. Kroll
Vice President – Controller and Chief Accounting Officer